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Press Release

For Release:	April 10, 2008
Contacts:	Financial Larry Frakes (610) 660-6847 lfrakes@uaigroupinc.com	Media Christine Tassoni (610) 660-6814 ctassoni@uaigroupinc.com

UNITED AMERICA INDEMNITY APPOINTS THOMAS M. McGEEHAN
INTERIM CHIEF FINANCIAL OFFICER EFFECTIVE MAY 15, 2008

George Town, Grand Cayman, Cayman Islands, April 10, 2008 – United America Indemnity, Ltd. (NASDAQ: INDM) (UAI) today announced the appointment of Thomas M. McGeehan, Vice President and Corporate Controller, as Interim Chief Financial Officer effective May 15, 2008. Kevin L. Tate, the current CFO, will continue to serve in his current position until that date in order to provide for an orderly transition as well as to oversee the filing of the Company’s quarterly financials.

Mr. Tate, who has served as CFO since September 2003, tendered his resignation on April 7, 2008, and indicated he wanted to pursue other opportunities. Mr. Tate has been with UAI or its predecessor companies since 1984, serving in a variety of financial roles throughout the past two decades.

The Company will commence a process to name his successor, which will include a review of both internal and external candidates.

Mr. McGeehan was appointed UAI’s Corporate Controller in September 2005 and became a Vice President in February 2006. He joined UAI’s predecessor companies in May 2001 as Vice President and Controller from Colonial Penn Insurance Company, a subsidiary of General Electric Financial Insurance, where he worked from 1985 until 2001, ultimately serving as Assistant Vice President Finance / Marketing & Accounting. Mr. McGeehan received a Bachelor’s of Business Administration from Temple University; a Master of Business Administration from La Salle University; and a Master of Taxation from Villanova University.

“We are pleased to have Tom assume this interim role as he already oversees our public company financial filings and our investments,” said Larry Frakes, President and Chief Executive Officer of UAI. “Tom’s detailed knowledge of UAI coupled with his extensive financial expertise will allow UAI to maintain our financial and fiscal discipline while the search process for Kevin’s successor is underway.”

Mr. Frakes, commenting on Mr. Tate, said, “Kevin has been a valuable member of our senior management team for 24 years and has been a trusted advisor to me since I became CEO. He has established a world-class finance department and implemented processes and controls that will continue to support our company’s business strategy and growth in the years to come. We thank Kevin for his many contributions and wish him all the best.”

“It has been a privilege to serve as UAI’s CFO as the company has grown and expanded,” said Mr. Tate. “I’m proud of how much we’ve accomplished during the past two decades. I’m confident that the company will continue to prosper under Larry’s leadership and look forward to watching UAI’s progress as I move onto the next chapter of my life.”

About United America Indemnity, Ltd.

United America Indemnity, Ltd. (Nasdaq: INDM), through its several direct and indirect wholly owned subsidiary insurance and reinsurance companies, is a national and international provider of excess and surplus lines and specialty property and casualty insurance and reinsurance, both on an admitted and nonadmitted basis. The Company’s four principal divisions include:

•	Penn-America Group, which distributes its property and casualty products to small commercial businesses through a select network of general agents with specific binding authority.

•	United National Group, which distributes its program and professional lines products through program administrators with specific binding authority.

•	Diamond State Group, which distributes its property, casualty and professional lines products through wholesale brokers.

•	Wind River Reinsurance Company, Ltd., a Bermuda based treaty and facultative reinsurer of excess and surplus lines and specialty property and casualty insurance.

For more information, visit the United America Indemnity, Ltd. Website at www.uai.ky.

Forward-Looking Information
This release contains forward-looking information about United America Indemnity, Ltd. and the operations of United America Indemnity, Ltd. that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology, and include discussions of strategy, financial projections and estimates and their underlying assumptions, statements regarding plans, objectives, expectations or consequences of the transactions, and statements about the future performance, operations, products and services of the companies.

The business and operations of United America Indemnity, Ltd. is and will be subject to a variety of risks, uncertainties and other factors. Consequently, actual results and experience may materially differ from those contained in any forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: (1) the ineffectiveness of United America Indemnity, Ltd.’s business strategy due to changes in current or future market conditions; (2) the effects of competitors’ pricing policies, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products; (3) greater frequency or severity of claims and loss activity than United America Indemnity, Ltd.’s underwriting, reserving or investment practices have anticipated; (4) decreased level of demand for United America Indemnity, Ltd.’s insurance products or increased competition due to an increase in capacity of property and casualty insurers; (5) risks inherent in establishing loss and loss adjustment expense reserves; (6) uncertainties relating to the financial ratings of United America Indemnity, Ltd.’s insurance subsidiaries; (7) uncertainties arising from the cyclical nature of United America Indemnity, Ltd.’s business; (8) changes in United America Indemnity, Ltd.’s relationships with, and the capacity of, its general agents; (9) the risk that United America Indemnity, Ltd.’s reinsurers may not be able to fulfill obligations; (10) investment performance and credit risk; and (11) uncertainties relating to governmental and regulatory policies. The foregoing review of important factors should be read in conjunction with the other cautionary statements that are included in United America Indemnity, Ltd.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as well as in the materials filed and to be filed with the U.S. Securities and Exchange Commission (SEC). United America Indemnity, Ltd. does not make any commitment to revise or update any forward-looking statements in order to reflect events or circumstances occurring or existing after the date any forward-looking statement is made.

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